Patriot National Bancorp, Inc. News Release

Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

July 6, 2006

Patriot National Bank
to Purchase Manhattan Branch

STAMFORD, CT July 6, 2006 - Patriot National Bancorp, Inc. (NASDAQ Small Cap: PNBK), parent company of Patriot National Bank, today announced that Patriot National Bank headquartered in Stamford, Connecticut has signed an agreement to acquire a branch office and related deposits at 45 West End Avenue, New York, New York, from bcpbank, a national bank headquartered in Newark, New Jersey. The acquisition is in furtherance of Patriot's growth strategy and will allow Patriot to establish additional branches in New York State. Patriot will assume the outstanding lease at the branch and intends to offer employment to the employees currently working at the branch. The transaction is expected to close before year-end and is subject to all necessary regulatory approvals.

“This acquisition is consistent with our strategic plan of building an independent banking franchise in Southern Connecticut and New York State. Patriot currently has 10 full service banking branches and loan production offices in Stamford, Connecticut, Manhattan and Long Island and this acquisition will allow us further branch opportunities in New York,” said Charles F. Howell, President and Chief Executive Officer of Patriot National Bank.

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Patriot National Bancorp, Inc. is the parent of Patriot National Bank, a national bank. As of March 31, 2006, Patriot National Bank had $508 million in assets and $444 million in deposits. The Bank offers a wide range of financial services through its 10 banking offices located in Fairfield County, Connecticut, and loan services through its loan offices in Stamford, Connecticut and Melville, New York (Long Island) and New York, New York. Patriot National Bancorp Inc.'s common stock trades on the NASDAQ Small Cap Market under the symbol PNBK.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management's beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management's control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot's Annual Report on Form 10-KSB for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006.